FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES, INC.

ANNOUNCES AGREEMENT TO SELL CHATHAM BARS INN;

COMPANY WILL RECOGNIZE SUBSTANTIAL GAIN

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CINCINNATI, OH, April 19, 2006 - Great American Financial Resources, Inc. (NYSE: GFR) today announced that it has signed an agreement to sell Chatham Bars Inn, its hotel property located on Cape Cod, Massachusetts, for a price of $166 million. The sale, which is subject to customary closing conditions, is expected to close in the second quarter of 2006. GAFRI expects to record a gross gain (after sales expenses) of approximately $85-$90 million on the sale. After taxes and after the write-off of certain deferred acquisition costs on annuities associated with the gain recognition, the Company expects to recognize a gain of approximately $33-$36 million ($0.70-$0.75 per share). The Company has owned and operated the hotel since 1993.

Craig Lindner, the Company's Chief Executive Officer, commented, "Chatham Bars Inn is one of the most unique hotel properties in the United States and has been a very profitable investment for us. This sale demonstrates the strength of our investment management operation. This sale will provide additional capital to be utilized to grow our core insurance operations organically and through acquisitions."

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with $12 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future events and results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, market interest rates, regulatory actions and operating results and physical condition of the subject property. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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